Exhibit (a)(5)

Employee All-Hands Meeting Potential Option Exchange Offer March 5, 2012

Background of Proposed Option Exchange Request for Stockholder Approval of Option Exchange Program Included in preliminary proxy statement filed with the SEC No stockholder approval, no option exchange program What is an Option Exchange? Eligible employees are offered a voluntary opportunity to exchange certain “underwater” options for new options with a new exercise price, vesting schedule, and other terms Why are we making this request? Majority of outstanding stock option grants are now “underwater” (i.e., exercise price is greater than the FMV of our common stock) Provide renewed incentives and economic value for our eligible employees by granting new options 2

Timing of Proposed Option Exchange March 2 – Filing of Preliminary Proxy Statement March 15 (tentative)– Mail/File Definitive Proxy Statement April 26 - Annual Stockholders Meeting No stockholder approval no option exchange May/June - Anticipated Start of Option Exchange + 20 days Offering Period June/July – Anticipated End of Option Exchange (and issuance of New Options) 3

Material Terms of Proposed Option Exchange If stockholders approve the Option Exchange Program, the proposed terms are as follows: Eligible Employees: All employees at start of Option Exchange (except executive officers and Board members) Eligible Options: An exercise price above $14.50 Election Required for Participation No automatic participation All or nothing with respect to each individual option grant Ability to withdraw or change election prior to completion of offering period 4

Material Terms of Proposed Option Exchange Number of New Options: Based on size of option it is replacing (grant-by-grant) Intended to be value-for-value (Black-Scholes methodology) Exchange ratios determined before start of Option Exchange Exercise Price of New Options: FMV on grant date New Option Vesting Schedule: 3 years: 1/3 after 1st year, monthly thereafter New Option Term: longer of existing term of option it is replacing or 5 years. **The terms above are proposed terms only and may be changed by us any time prior to the start of the Option Exchange Program 5

Next Steps of Proposed Option Exchange What happens next? Stockholder Vote: April 26 – Annual Stockholder Meeting If approved, Option Exchange terms are finalized (including start date and end date of offering) The Company has discretion to delay or not go through with the Option Exchange even if stockholders approve How will I know the final terms of the Option Exchange Program? Written communications sent prior to Option Exchange Offering Circular (with Q&As) and Election Form 6